EXHIBIT 99.1

September 30, 2005	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS HOSTS MEETINGS IN NEW YORK AND BOSTON
THOMASVILLE, GA—At meetings in New York and Boston this week, executives of Flowers Foods (NYSE: FLO) reiterated previous guidance for fiscal 2005 of $1.65 billion to $1.7 billion in sales and net income of 3.75% to 4% of sales. The executive team also updated analysts on the company’s growth strategies and discussed factors relating to the recent hurricanes in New Orleans and the Gulf Coast.
George E. Deese, president and chief executive officer, said the company is revising its long-term sales goal to a range of 5% to 8% from the current range of 3% to 5%. Sales through the first half of fiscal 2005 increased 11.3%, and the company’s sales guidance is for an increase of 8% to 10% for the full year. “In the short term, we expect sales to exceed our long term goal as we take advantage of changes in the competitive landscape occurring in the baking industry,” Deese said.
As discussed previously, the company’s sales growth requires the company to build new highly efficient production capacity in strategic locations earlier than had previously been planned. Earlier this year, new capacity was brought on line in Denton, Texas; Crossville, Tenn.; and Miami, Fla. In 2006, new capacity is expected to open in Villa Rica and McDonough, Ga., and in the Piedmont area.
The company reported its bakery in New Orleans remains closed due to Hurricane Katrina. Although the bakery sustained some damage, it may be operational in the fourth quarter, depending on when repairs and clean-up can be completed. Previously, 10 of the company’s 24 warehouses in New Orleans and along the Gulf Coast were out of service. Deese said 20 warehouses are now operating.
Costs related to the hurricanes are estimated to be approximately $8 million for the year, excluding the cost of starting up a closed bakery to compensate for the lost production in New Orleans or the re-starting of the New Orleans bakery. Also still to be determined are the added logistics costs of shipping products from other bakeries to serve markets in Louisiana, Mississippi, and Alabama. The company has insurance coverage for physical property as well as for business interruption, but cannot estimate the timing of recovering the costs incurred as a result of the storms.

Deese outlined Flowers Foods’ long-term operating strategies that have resulted in competitive advantages for the company. Those strategies include investing in highly efficient manufacturing facilities, information technology, brands and products; developing effective distribution systems; growing organically and through acquisition; and creating an atmosphere that encourages teamwork and esprit de corps.
“Our business model and our operating strategies have helped build value for our shareholders in the past and our focus is on continuing to build shareholder value for the future,” Deese said.
The company’s presentation in New York on September 28, 2005 was webcast to investors. An archived version can be found under “Events” in the Investor Center section of the company’s website at www.flowersfoods.com.
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 35 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.
Contact:
Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348
Mary Krier, VP/Communications, (229) 227-2333
FORWARD-LOOKING STATEMENTS
Statements contained in this press release and certain other written or oral statements made from time to time by the company and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding the company’s future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions the company believes are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Certain factors that may cause actual results, performance, and achievements to differ materially from those projected may include, but are not limited to (a) unexpected changes in any of the following: (i) general economic and business conditions; (ii) the competitive setting in which the company operates, including changes in pricing, advertising or promotional strategies by the company or its competitors, as well as changes in consumer demand; (iii) energy, water, and raw materials costs and availability; (iv) ability of employees, independent distributors and third party service providers to continue to function in the manner in which they have in the past; (b) the company’s ability to operate existing, and any new, manufacturing lines according to schedule; (c) any existing or additional disruptions to the business due to weather or other circumstances, including government regulation or restrictions arising there from; (d) the additional costs associated with supplementing our manufacturing capabilities in adversely impacted markets; (e) damages to or unavailability or inaccessibility of any of our facilities or equipment; (f) damage or inaccessibility of roadways and related infrastructure necessary for transporting supplies and products (g) availability of insurance proceeds. The foregoing list of important factors does not include all such factors nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in other company press releases) for other factors that may cause actual results to differ materially from those projected by the company. You should not place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.
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